Exhibit 99-.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Tom Considine
August 16, 2006		(201) 476-5421

BUTLER INTERNATIONAL ANNOUNCES EXTENSION OF INTERIM FINANCING

AND REPORTS UPDATES ON SEC FILING STATUS

MONTVALE, NJ . . . Butler International, Inc. (PK:BUTL) announced today that it had entered into an amendment to an agreement with Levine Leichtman Capital Partners III, L.P. (“LLCP”) pursuant to which the maturity date of the remaining $1.5 million balance of the $2.5 million unsecured note due August 14, 2006 was extended to August 25, 2006. As previously announced, the $2.5 million note was entered into on June 30, 2006 as a portion of a $35 Million Senior and Subordinated Debt Financing with LLCP. The $33.5 million balance of the financing will be funded when the Company completes the filings of its restated and delinquent SEC filings and satisfies other customary closing conditions. Further details of the refinancing, including interest rates, warrant and other terms and conditions on the refinancing are available through the Company’s Form 8-K filings with the Securities and Exchange Commission.

Butler is also reporting today on the status of the restatements of its annual and quarterly financial statements beginning with the financial statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2004, which includes financial statements for fiscal years 2002, 2003 and 2004. Immediately following the filing of these restatements, the Company expects to complete the filings of its Form 10-Q for the quarter ended September 30, 2005, its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006. Thereafter, the Company intends to file its Form 10-Q for the quarter ended June 30, 2006. The Company expects the filing of these financial statements to be completed as quickly as possible.

As previously announced on May 18, 2006 and June 30, 2006, the Company has been working closely with a senior lending group and with LLCP to refinance all of the Company’s indebtedness. Once the Company’s restatement has been completed and its SEC filings are up-to-date, Butler expects to proceed with the second phase of refinancing with LLCP and its senior lending group to refinance the Company’s outstanding debt with GECC.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

About Levine Leichtman

Levine Leichtman Capital Partners, Inc. (www.LLCP.com ) is a Los Angeles, California private equity firm that was founded in 1984 by Arthur E. Levine and Lauren B. Leichtman. The firm manages in excess of $1.5 billion of institutional investment capital through private equity partnerships. Levine Leichtman has a highly differentiated, multi-fund investment strategy focused on companies with revenues between $50 million and $500 million. Levine Leichtman is currently making new investments through Levine Leichtman Capital Partners III, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. Successful investments by Levine Leichtman include Jon Douglas Real Estate Services Group, Inc., Consumer Portfolio Services, Inc., the Quizno’s Corporation and CiCi’s Pizza, Inc.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315

www.butler.com